Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236152

PROSPECTUS SUPPLEMENT NO. 1
Dated January 21, 2021

4,931,461 Shares of Common Stock
Brain Scientific, Inc.

This Prospectus Supplement No. 1 amends and supplements the Prospectus dated October 9, 2020 (the “Prospectus”) of Brain Scientific , Inc. relating to the offer and sale from time to time by certain selling stockholders of up to 4,931,461 shares of common stock of Brain Scientific, Inc. (the “Common Stock”).

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect the transfer of an aggregate of 337,450 shares of common stock from Peritimos Investments Limited to Global Business Partnership. Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 18 in the Prospectus by replacing the name of Peritimos Investments Limited with the name of Global Business Partnership AG in the Selling Stockholders table to reflect the transfer of the shares, as set forth below. All other information in the Prospectus shall remain unchanged.

Shareholder	Shares Owned Prior to the Offering	Number of Shares Offered	Shares Owned After the Offering (1)	Percent
Global Business Partnership AG (2)	337,450	337,450	0	0%

(1) Walter Fetscherin has voting power and investment power over the shares owned by Global Business Partnership AG..